Exhibit 10

EMPLOYMENT AGREEMENT

AGREEMENT by and between National Commerce Financial Corporation, a Tennessee corporation (the “Company”), and JOHN J. MISTRETTA (the “Executive”) dated as of the 1st day of January, 2004.

WHEREAS, Company desires to continue to engage Executive to perform executive and managerial services for Company, and Executive desires to perform such services, all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1. Effective Date. The “Effective Date” shall mean January 1, 2004. For purposes of entering into this agreement, the Employee has agreed to relocate to Memphis, Tennessee. Unless the Company has agreed in writing otherwise, if the Employee has not relocated to Memphis, Tennessee on or before July 31, 2004, this Agreement shall be treated as if it had never been effective. Notwithstanding the foregoing sentence, if there has been a Change In Control (as such term is defined herein) prior to July 31, 2004, the Employee shall not be obligated to relocate to Memphis, Tennessee and this contract shall remain effective.

2. Employment Period. Unless the Agreement is sooner terminated in accordance with its terms, the term of the Executive’s employment under this Agreement shall begin on the Effective Date and shall continue for a term of two (2) years ending on December 31, 2005 (the “Employment Period”). The Employment Period shall be automatically extended, without any further action by the Company or the Executive, for successive two-year periods upon the expiration of the initial two-year term of the Agreement, provided that such period shall terminate without further extension on the date the Employee becomes age 65. Either party may elect not to extend the term of the Executive’s employment under this Agreement by giving written notice of such desire to the other party at least ninety (90) days prior to the expiration of the initial two-year term or any succeeding term thereafter.

3. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve in the position and with duties and responsibilities as are set forth on Exhibit A.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures or fulfill speaking engagements or (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) in the amount set forth on Exhibit A hereto. During the Employment Period, the Annual Base Salary shall be reviewed at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. The Annual Base Salary shall be a payment for services rendered by the Executive pursuant to this Agreement.

(ii) Annual Bonus. In addition to the Annual Base Salary, during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) on the same basis as other members of the executive management committee of the Company (“Executive Officers”), and in accordance with the bonus compensation policies and practices established by the Company from time to time. The Executive shall be paid in cash an amount equal to the Annual Bonus reduced by the Minimum Bonus, as defined in Section 3(b)(iii), for each calendar year. To the extent that the Minimum Bonus for any year is greater than or equal to the Annual Bonus determined under this Section 3(b)(ii), then the Executive shall receive no cash payment pursuant to this Section 3(b)(ii). The Annual Bonus shall be considered compensation for purposes of all benefit plans and benefit related policies of the Company to the extent determined solely by the Company’s Plan Administrator taking into account provisions of applicable plans/policies, federal and state laws, and administrative capabilities. Notwithstanding anything herein to the contrary, to the extent the Minimum Bonus is greater than the Annual Bonus for any fiscal year, the excess shall not be considered compensation for the purposes of any benefit plans or benefit related policies of the Company.

(iii) Minimum Bonus. On December 19, 2003, the Executive received a grant from the Company of 9,000 shares of restricted common stock of the Company (the “Restricted Stock”) pursuant to the terms of the Company’s stock incentive plan (the “Stock Plan”). The Restricted Stock shall vest in accordance with the Company’s restricted stock agreement dated December 19, 2003, provided, that, notwithstanding the foregoing, the Restricted Stock shall immediately vest and be exercisable or transferable upon a “change in control” of the Company (as defined in the Stock Plan) following the Effective Date or upon the Executive’s termination of employment by the Company other than for Cause, including the Executive’s death or Disability, or by the Executive for Good Reason. The number of shares of the Restricted Stock shall be appropriately and proportionately adjusted simultaneously with any change in capitalization or any reorganization of the Company, as provided for in the Stock

Plan. The vesting of the Restricted Stock each year shall be a “Minimum Bonus” to the Executive for his services performed in 2003, 2004, and 2005. For purposes of Section 3(b)(ii), the Minimum Bonus for 2003, 2004, and 2005 shall be valued as follows:

Bonus Year	Minimum Bonus
2003	$67,500
2004	$67,500
2005	$67,500

(iv) Other Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit, retirement, welfare and other plans, practices, policies and programs applicable to the other Executive Officers of the Company or its affiliated companies on a basis no less favorable than that provided to the other Executive Officers of the Company or its affiliated companies. As used in this Agreement, the terms “affiliated companies” and “affiliates” shall include only the principal banking subsidiaries of the Company.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company’s policies.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, to the extent applicable to other Executive Officers of the Company or its affiliated companies.

(vii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company and its affiliated companies as in effect with respect to other Executive Officers of the Company or its affiliated companies.

4. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, the Executive’s “Disability” shall be governed by the terms of the Company’s Long-Term Disability Plan.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties and the Executive shall have failed to remedy such alleged breach within 45 days from his receipt of written demand, or

(ii) willful engagement by the Executive in illegal conduct or misconduct which is materially and demonstrably injurious to the Company, or

(iii) conviction of a felony or the entry of a guilty or nolo contendre pleas by the Executive with respect thereto.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause as described in subparagraph (i) or (ii) above unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a)(i) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any material failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(iv) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

(d) Other than for Cause, Death or Disability. Subject to the obligations of Section 5(a), the Company may terminate the Executive’s employment during the Employment Period for any reason in its sole discretion upon written notice to the Executive.

(e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be and (iv) if the Company notifies the Executive of its desire not to extend the Executive’s Employment Period pursuant to Section 2 hereof, the Date of Termination shall be the last day of the Employment Period.

5. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive’s employment shall terminate after the Company has provided the Executive notice pursuant to Section 2 of its intent not to extend the term of the Executive’s employment or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(A) the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the average of the two highest Annual Bonuses paid or payable to the Executive in respect of the three most recent fiscal years ending immediately prior to the Date of Termination including any bonus or portion thereof which has been earned but deferred (and annualized for any calendar year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months) (such amount being referred to as the “Recent Annual Bonus”1) and (y) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Executive to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); provided, however, for the first three years following the Effective Date of this Agreement, the Recent Annual Bonus shall be the greater of the amount calculated under this Section 5(a)(i) or $67,500; and

(B) the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Recent Annual Bonus;

(ii) the restrictions on any restricted stock granted to the Executive by the Company shall lapse immediately and any options granted to the Executive by the Company shall become immediately and fully exercisable;

(iii) all stock options that were granted and vested prior to the Date of Termination, but are unexercised, shall remain exercisable for the period of exercise in effect immediately prior to the Date of Termination;

(iv) for two years following the Date of Termination provided such period does not extend beyond the Executive’s 65th birthday, the Executive and the Executive’s dependents shall continue to be eligible to participate in the medical, dental and health benefit plans and arrangements applicable to Executive Officers on the same terms and conditions as the Executive Officers of the Company;

(v) for up to a twelve month period following the Date of Termination, the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, provided that such expenses shall not exceed $25,000 in the aggregate;

(vi) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

[1]	The Recent Annual Bonus shall not be considered “Compensation” for purposes of the Company’s SERP or the company’s Equity Investment Plan.

(vii) if the termination occurs within eighteen (18) months of the Executive’s relocation to Memphis, Tennessee, the Executive shall be reimbursed for any expenses incurred in relocating back to Durham, North Carolina or an equivalent amount thereto.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. In addition, the restrictions on the Restricted Stock shall lapse immediately. All stock options granted and vested prior to the Date of Termination, that are unexercised, shall remain exercisable for the longer of twelve months or the exercise period in effect immediately prior to the Date of Termination. The Executive’s rights to all benefits under all benefit plans that are “non-qualified” plans shall be 100% vested regardless of the Executive’s age and years of service, at the time of the Executive’s death. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits as in effect on the date of the Executive’s death with respect to Executive Officers of the Company under the terms of the Company’s Life and Accidental Death and Dismemberment Plan describing basic life insurance coverage, provided that such benefits shall consist of no less than a payment to the Executive’s surviving spouse or to the executor or administrator of the Executive’s estate (if spouse shall not survive him) of an amount equal to two times his Annual Base Salary, such death benefit to be paid in twenty-four (24) equal monthly installments commencing on the first day of the month following the date of death of the Executive. Without limiting the foregoing, for one year after the Executive’s death, the Company shall pay any premium required for any “qualified beneficiary” to continue his or her health care coverage in accordance with Title I, Part 6 of the Employee Retirement Income Security Act of 1974, as amended.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. In addition the restrictions on the Restricted Stock shall lapse immediately. All stock options that are “incentive stock options” that were granted and vested prior to the Date of Termination, but are unexercised, shall remain exercisable for the lesser of twelve months or the period of exercise in effect immediately prior to the Date of Termination, and all other stock options shall remain exercisable for the period of exercise in effect immediately prior to the Date of Termination. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to other Executive Officers of the Company under the terms of the Company’s benefit plans.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment for other than Good Reason or on account of death or Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay the Executive (y) the Accrued Obligations, less the amount determined under Section 5(a)(i)(A)(2) hereof, and (z) Other Benefits, in each case to the extent theretofore unpaid.

6. Change in Control.

(a) Operation of Section 6; Definitions.

(i) Operation. This Section 6 shall be effective, but not operative, immediately upon execution of this Agreement by the parties hereto and shall remain in effect so long as the Executive remains employed by the Company on active status, but shall not be operative unless and until there has been a Change in Control, as defined in this Section 6. Upon such a Change in Control, (A) this Agreement shall remain in full force and effect, (B) Section 6 shall become operative immediately, (C) Sections 2, 3, 4 and 5 shall no longer be operative and shall be replaced with the provisions set forth in this Section 6.

(ii) Definitions.

(A) “Change in Control” shall mean:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section l(d), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(d)(3)(A), l(d)(3)(B) and 1(d)(3)(C).

(2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(3) Consummation of a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(B) “CIC Effective Date” shall mean the date on which a Change in Control is deemed to have occurred.

(b) Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the CIC Effective Date and ending on the third anniversary of the CIC Effective Date (the “CIC Employment Period”).

(c) Terms of Employment.

(i) Position and Duties.

(A) During the CIC Employment Period, (1) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the CIC Effective Date and (2) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the CIC Effective Date or at any other location less than 35 miles from such office.

(B) During the CIC Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the CIC Employment Period, it shall not be a violation of this Agreement for the Executive to (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures or fulfill speaking engagements and (3) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the CIC Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the CIC Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(ii) Compensation.

(A) Base Salary. During the CIC Employment Period, the Executive shall receive an annual base salary (the “CIC Annual Base Salary”), which CIC Annual Base Salary shall be paid in 12 equal monthly installments and shall be at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the affiliated companies in respect of the 12-month period immediately preceding the month in which the CIC Effective Date occurs. During the CIC Employment Period, the CIC Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the CIC Effective Date. Any increase in the CIC Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The CIC Annual Base Salary shall not be reduced after any such increase and the term “CIC Annual Base Salary” shall refer to the CIC Annual Base Salary as so increased.

(B) Annual Bonus. In addition to the CIC Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the CIC Employment Period, an annual bonus (the “CIC Annual Bonus”) in cash at least equal to those provided generally at any time after the CIC Effective Date to other peer executive managers of the Company.

(C) Incentive, Savings and Retirement Plans. During the CIC Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer executive managers of the Company.

(D) Welfare Benefit Plans. During the CIC Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company or the affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executive managers of the Company.

(E) Expenses. During the CIC Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company as in effect generally with respect to other peer executive managers of the Company.

(F) Fringe Benefits. During the CIC Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, policies, programs and practices of the Company as in effect generally with respect to other peer executive managers of the Company.

(G) Office and Support Staff. During the CIC Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, as provided generally with respect to other peer executive managers of the Company.

(H) Vacation. During the CIC Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company as in effect generally with respect to other peer executive managers of the Company.

(d) Termination of Employment.

(i) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the CIC Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the CIC Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, the Executive’s “Disability” shall be governed by the terms of the Company’s Long-Term Disability Plan.

(ii) Cause. The Company may terminate the Executive’s employment during the CIC Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(A) the continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties and the Executive shall have failed to remedy such alleged breach within 45 days from his receipt of written demand, or

(B) willful engagement by the Executive in illegal conduct or misconduct which is materially and demonstrably injurious to the Company, or

(C) conviction of a felony or the entry of a guilty or nolo contendre pleas by the Executive with respect thereto.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause as described in subparagraph (A) or (B) above unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (A) or (B) above, and specifying the particulars thereof in detail.

(iii) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

(A) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 6(c)(i)(A) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(B) any material failure by the Company to comply with any of the provisions of Section 6(c)(ii) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(C) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;

(D) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement; or

(E) the Company’s requiring the Executive to be based at an office or location more than 35 miles from that set forth in Section 6(c)(i) hereof; or

(F) a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the CIC Effective Date.

Notwithstanding anything in this Agreement to the contrary, if within one year of the Date of Termination pursuant to Section 6(d)(iii)(F), two-thirds of the Board of Directors of the Company determine that, during the 30-day period referenced in Section 6(d)(iii)(F), the Executive could have been terminated for Cause pursuant to Section 6(d)(ii)(B) or (C), then the Executive shall be treated as if his termination were for Cause and the Executive shall be obligated to reimburse the Company an amount equal to the difference between (1) the sum of all payments and benefits received by the Executive as a result of his termination and (2) the sum of all payments and benefits to which the Executive would have been entitled pursuant to Section 6(e)(iv).

(iv) Other than for Cause or Disability. The Company may terminate the Executive’s employment during the CIC Employment Period for any reason in its sole discretion upon written notice to the Executive.

(v) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(vi) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

(e) Obligations of the Company upon Termination.

(i) Good Reason; Other Than for Cause, Death or Disability. If, during the CIC Employment Period, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive terminates employment for Good Reason:

(A) the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

(1) the sum of (a) the Executive’s CIC Annual Base Salary through the Date of Termination to the extent not theretofore paid, (b) the product of (x) the average of the two highest Annual Bonuses paid or payable to the Executive in respect of the three most recent fiscal years ending immediately prior to the Date of Termination including any bonus or portion thereof which has been earned but deferred (and annualized for any calendar year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months) (such amount being referred to as the “CIC Recent Annual Bonus”2) and (y) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365, and (c) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (a), (b) and (c), the “CIC Accrued Obligations”); provided, however, for the first three years following the Effective Date of this Agreement, the CIC Recent Annual Bonus shall be the greater of the amount calculated under this Section 6(e)(i)(A) or $67,500;

(2) the amount equal to the product of (a) three and (b) the sum of (i) the Executive’s CIC Annual Base Salary and (ii) the higher of the CIC Recent Annual Bonus or sixty-five percent (65%) of the Executive’s CIC Annual Base Salary; and

(3) an amount equal to the excess of (a) the actuarial equivalent of the benefit under the Company’s qualified defined benefit retirement plan (the “Retirement Plan”) (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the CIC Effective Date) and any excess or supplemental retirement plan in which the Executive participates (collectively, the “SERP”) that the Executive would receive if the Executive’s employment continued for three years after the Date of Termination, assuming for this purpose that all accrued benefits are fully vested and assuming that the Executive’s compensation in each of the three years is that required by Sections 6(c)(ii)(A) and 6(c)(ii)(B), over (b) the actuarial equivalent of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination;

(B) for three years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at

[2]	The CIC Recent Annual Bonus shall not be considered “Compensation” for purposes of the Company’s SERP or the company’s Equity Investment Plan.

least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 6(c)(ii)(D) if the Executive’s employment had not been terminated, provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be terminated. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period;

(C) for up to a twelve month period following the Date of Termination, the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, provided that such expenses shall not exceed $25,000 in the aggregate;

(D) any unvested stock options and restricted stock granted on or prior to the CIC Effective Date shall become immediately vested and exercisable, and all options granted on or prior to the CIC Effective Date that are vested (including those which vest pursuant to this Section 6(e)(i)(D)), but unexercised, as of the Date of Termination shall remain exercisable for the period during which they would have been exercisable absent the termination of the Executive’s employment;

(E) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the affiliated companies (such other amounts and benefits, the “Other Benefits”); and

(F) if the termination occurs within eighteen (18) months of the Executive’s relocation to Memphis, Tennessee, the Executive shall be reimbursed for any expenses incurred in relocating back to Durham, North Carolina or an equivalent amount thereto.

(ii) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the CIC Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of CIC Accrued Obligations and the timely payment or provision of the Other Benefits. All stock options granted prior to the CIC Effective Date that vested prior to the Date of Termination shall remain exercisable for the longer of twelve months or the exercise period in effect immediately prior to the Date of Termination, and the Executive’s rights to all benefits under all benefit plans that are “non-qualified” plans shall be 100% vested, regardless of the Executive’s age and years of service, at the time of the Executive’s death. The CIC Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 6(e)(ii) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the affiliated companies to the estates and beneficiaries of peer executives of the Company and the affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the affiliated companies and their beneficiaries, provided that such benefits shall consist of no less than a payment to the Executive’s surviving spouse or to the executor or administrator of the Executive’s estate (if his spouse shall not survive him) of an amount equal to two times his CIC Annual Base Salary, such death benefit to be paid in twenty-four (24) equal monthly installments commencing on the first day of the month following the date of death of the Executive. Without limiting the foregoing, for one year after the Executive’s death, the Company shall pay any premium required for any “qualified beneficiary” to continue his or her health care coverage in accordance with Title 1, Part 6 of the Employee Retirement Income Security Act of 1974, as amended.

(iii) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the CIC Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of CIC Accrued Obligations and the timely payment or provision of the Other Benefits. All stock options that are “incentive stock options” granted prior to the CIC Effective Date that vested prior to the Date of Termination shall remain exercisable for the lesser of twelve months and the period of exercise in effect immediately prior to the Date of Termination, and all other stock options granted prior to the CIC Effective Date that vested prior to the Date of Termination shall remain exercisable for the period of exercise in effect immediately prior to the Date of Termination. The CIC Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 6(e)(iii) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the affiliated companies and their families.

(iv) Cause; Other Than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment for other than Good Reason or on account of Death or Disability during the CIC Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay the Executive (y) the CIC Accrued Obligations, less the amount determined under Section 6(e)(i)(A)(1)(b) hereof, and (z) Other Benefits, in each case to the extent theretofore unpaid.

7. Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan,

program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment except as expressly provided for in Section 6(e)(i)(B). The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

9. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payment required under this Section 9 (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG or such other certified public accounting firm reasonably acceptable to the Company as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from an Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10. Confidential Information/Noncompetition. Subsections (a), (b) and (c) of this Section 10 shall apply to the Executive prior to a Change in Control. After a Change in Control, only subsection (d) shall apply to the Executive.

(a) The Executive recognizes and acknowledges that he has and will have access to confidential information concerning Company and its affiliates of a special and unique value which includes (but is not limited to) the books and records relating to operation, finance, accounting, loans, investments, personnel and management, written policies and other printed matter relating particularly to operations such as customer names and addresses and customer financial information. The Executive also recognizes that a portion of the Company’s business is dependent upon a large number of trade secrets, including secret formulations, techniques, methods, processes, data and the like. The Executive acknowledges and agrees that a protection of these trade secrets and confidential information against unauthorized disclosure and use is of critical importance to the Company, and the Executive therefore agrees that he will not at any time, either while employed by the Company or afterwards, make any independent use of, or knowingly disclose to any other person or organization (except as required by regulatory authority or by a court or as authorized by the Company) any of the trade secrets or other confidential proprietary information of the Company or its affiliates, whether patentable or not.

(b) The Executive recognizes that in the highly competitive business in which the Company is engaged, personal contact is of primary importance in securing new customers and in retaining the accounts and goodwill of present customers and protecting the business of the Company. The Executive, therefore, agrees that at all times while employed by the Company and for a period of one (1) year after the termination of his employment, the Executive will not, for himself or on behalf of any person, corporation, association or other entity other than the Company: (i) engage in the commercial banking business within any county in any state in which the Company or any of its affiliates either maintains an office or is engaged in the commercial banking business that produced in excess of 5% of the net income after tax of the Company on a consolidated basis for the twelve months prior to the date of termination of employment; or (ii) directly or indirectly solicit or attempt to solicit business from any customer of the Company or any of its affiliates existing on the date of termination of employment.

(c) If the provisions of this Section 10 are violated or threatened to be violated, in whole or in part, the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of posting any bond with respect thereto) to restrain and enjoin the Executive from such violation without prejudice to any other remedies the Company may have at law or in equity. Further, in the event that the provisions of this Section 10 should ever be deemed to exceed the time geographic, temporal or occupational limitations permitted by the applicable laws, the Executive and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic, temporal or occupational limitations permitted by the applicable laws. The provisions of this Section 10 shall survive the termination of the Executive’s employment or expiration or the termination of this Agreement.

(d) Notwithstanding anything herein to the contrary, after a Change in Control, the Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the affiliated companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the affiliated companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or by representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on file

for the Executive at the Company

If to the Company:

National Commerce Financial Corporation

One Commerce Square

Memphis, Tennessee 38150

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(iv) and Section 6(c)(iii)(A)-(E) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) From and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the parties, whether written or oral, with respect to the subject matter hereof.

(g) This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year indicated above.

/s/ John J. Mistretta John J. Mistretta

NATIONAL COMMERCE FINANCIAL CORPORATION

By:	/s/ William R. Reed, Jr.
William R. Reed, Jr.

Title:	President and Chief Executive Officer

EXHIBIT A

Name:	John J. Mistretta

Position and Duties of the Executive:	Director of Human Resources of the Company, Customer Experience and Alternative Delivery (Internet Banking, Telebanking and ATM Services), reporting to the Chief Executive Officer, with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position.

Annual Base Salary:	$250,000